Exhibit 6.1

CVS Pharmacy

118 Northampton Street

Easthampton, MA 01027

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this "Agreement") is entered into as of the 19th day of December 2022 (the “Effective Date”), by and between CPI East Hampton I, LLC, CPI East Hampton II, LLC, and CPI East Hampton III, LLC (collectively "Seller"), and Weny Pat LLC ("Purchaser").

ARTICLE 1

PROPERTY IDENTIFICATION

Subject to the terms and provisions hereof, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller:

(a)       All of the land(s) described and/or shown on Exhibit “A” attached hereto, commonly known as 118 Northampton Street, Easthampton, Massachusetts, together with all privileges, rights, easements and appurtenances belonging to such land or to the Improvements (as hereinafter defined) and all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the "Land").

(b)       All buildings, structures and other improvements situated on the Land and Seller’s right, title and interest in and to all fixtures, systems and facilities situated in or on the Land or in or on any such buildings, structures or other improvements (collectively, the "Improvements").

(c)       Seller’s right, title and interest in and to all furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, situated in or on, or used in connection with the operation of the Land or Improvements (collectively, the "Personal Property").

(d)       All of Seller’s rights in that Lease dated June 19, 1995, between Berkshire East Hampton, LP as Landlord and East Hampton CVS, Inc. as Tenant, as amended by First Amendment to Lease dated February 19, 1996, as further amended by Amendment to Lease dated June 26, 1997, as further amended by Amendment to Lease dated September 10, 1997 and Lease Extension dated April 17, 2019 (collectively, the "Lease") (East Hampton CVS, Inc. being hereinafter referred to as the “Tenant”), together with any and all guaranties of the obligations of the Tenant under the Lease (collectively, the “Guaranties”) and any and all security held by or for the benefit of Seller with respect to any of the Lease (collectively, the "Lease Security").

(e)       All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land, the Improvements or the Personal Property, including, without limitation, all of Seller’s right, title, and interest in all (i) warranties and guaranties relating to the Improvements or Personal Property, (ii) all use, occupancy, building and operating licenses, permits, approvals and similar items, (iii) all plans and specifications related to the Land or Improvements, in each case to the extent that Seller may legally transfer the same (collectively, the "Intangible Property").

(f)       All of Seller’s rights, if any, in all service contracts (other than management and leasing contracts) affecting the Land or Improvements (the "Property Contracts"), to the extent Seller is entitled to transfer the same to Purchaser and Purchaser elects to assume same in accordance with Section 5.3 below.

(g)       All rights, which the Seller may have, if any, in and to any tenant data, telephone numbers and listings, all good will, if any, and any and all other rights, privileges and appurtenances owned by Seller and related to or used in connection with the Property (as hereinafter defined) (collectively, the “Miscellaneous Property”).

The Land and Improvements are hereinafter sometimes referred to collectively as the "Real Property" and the Real Property, Personal Property, Lease, Guaranties, Lease Security, Intangible Property, the Property Contracts and the Miscellaneous Property, are hereinafter sometimes referred to collectively as the "Property".

ARTICLE 2

CONSIDERATION FOR CONVEYANCE

The purchase price for the Property (the "Purchase Price") is Six Million and 00/100 ($6,000,000.00) Dollars. Purchaser shall pay the Purchase Price to Seller on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds. Purchaser shall assume the Seller’s existing loan with Centreville Bank. Seller currently has a mortgage loan with Centreville Bank secured by the Property and this transaction is contingent on Centreville Bank releasing Seller and any guarantor from liability thereunder. Purchaser shall be responsible to pay all fees related to the assignment. Purchaser agrees to assume the existing mortgage balance in in the approximate amount of $3,538,825.00 and pay the balance to Seller by wire transfer at the time of delivery of the deed. Interest on the existing loan shall be prorated to the date of closing. Purchaser(s) agrees to assume and reimburse Seller’s escrow subject to any lender requirements. Seller agrees that the loan will be current at the time of closing.

ARTICLE 3

DEPOSIT AND ESCROW

Section 3.1. Deposit. Intentionally Omitted

ARTICLE 4

SURVEY AND TITLE COMMITMENT

4.1 Title Materials; Title Clearance. Purchaser, at its expense, shall be responsible for obtaining any title searches, title commitments, survey maps (or updates of existing survey maps) and other title assurances relating to the Property that Purchaser may desire to obtain (collectively, the “Title Materials”). The title and survey matters disclosed by the Title Materials are hereinafter collectively referred to as the “Title Matters.” Purchaser shall have the right, at its option, to object to any Title Matters by giving Seller written notice (an “Objection Notice”) prior to expiration of the Inspection Period, specifying Purchaser’s objections (the “Objections”) and the curative steps which, if taken, would resolve each Objection in a manner satisfactory to Purchaser. Seller shall have until the fifth (5th) business day after Seller’s receipt of any Objection Notice (the “Response Date”) to give written notice to Purchaser (an “Objection Response”) stating whether or not Seller is willing to take curative steps with respect to the Objections and proposing the curative steps (if any) that Seller is willing to take with respect to each Objection. Seller shall be required (and shall be deemed to have agreed) to cause the discharge and release of (a) all “consensual” Title Matters (ie, mortgages) and (b) any non-consensual Title Matters that are removable by payment of an aggregate sum of less than $100,000.00, but Seller otherwise shall not be obligated to take any curative steps with respect to any Objection unless the cure proposal set forth in any Objection Response is accepted by Purchaser, in writing, not later than five (5) days after the Response Date (the “Cure Acceptance Date”). If any such cure offer by Seller is so accepted by Purchaser, or if Seller and Purchaser otherwise agree (in writing) upon any other curative steps with respect to any Objection, then Seller shall be obligated to take all such curative steps prior to the Closing. Purchaser shall be deemed to have approved all Title Matters to which Purchaser does not object in accordance with this Section.

4.2 Title Termination Right. If Seller and Purchaser have not agreed upon curative steps with respect to all Objections by the Cure Acceptance Date, then Purchaser shall have the right, at its option, to terminate this Agreement by giving Seller written notice of termination. on or before the fifth (5th) business day after the Cure Acceptance Date (the “Title Termination Deadline”). If Purchaser exercises its right to terminate this Agreement pursuant to this Section, then (i) the Deposit shall be promptly returned to Purchaser, and (ii) neither Seller nor Purchaser shall have any further obligation or liability, each to the other, under this Agreement, except as otherwise expressly provided in this Agreement. The termination right set forth in this Section is included in this Agreement for the benefit of Purchaser and may be waived by Purchaser in its sole and unlimited discretion. If Purchaser does not exercise that termination right in accordance with this Section, then Purchaser shall be deemed to have waived that termination right. If Purchaser waives or is deemed to have waived that termination right, then, for purposes of this Agreement, (x) all Objections with respect to which Seller and Purchaser have not agreed upon curative steps shall be deemed to have been resolved in a manner satisfactory to Purchaser, and (y) Purchaser shall be deemed to have approved each Title Matter forming the basis for any Objection with respect to which Seller and Purchaser have not agreed upon curative steps. Time is of the essence for purposes of this Section and Section 4.1.

4.3 Acceptable Title. Seller shall convey the Property to Purchaser free and clear of all liens, claims, charges, security interests, encumbrances, restrictions and exceptions to title other than the following (collectively, the “Permitted Exceptions”): (i) governmental laws and restrictions applicable to the Property which are not in violation on the Closing Date; (ii) the lien of non-delinquent real estate taxes and general or special assessment on the Property; (iii) the Lease; and (iv) any and all Title Matters approved (or deemed to have been approved) by Purchaser pursuant to Section 4.2 and any and all Title Matters and Additional Exceptions (as hereinafter defined) subject to which Purchaser elects to accept title pursuant to Section 4.4.

4.4 Failure of Title Condition. If, as of the date and time scheduled for the Closing, (i) Seller has not taken all curative steps (if any) agreed upon or otherwise required pursuant to Section 4.2 with respect to Title Matters, or (ii) Purchaser has discovered that title to the Property otherwise is subject to any leases, liens, claims, charges, security interests, encumbrances, restrictions or exceptions to title that are not, or have not theretofore become, Permitted Exceptions (each, an “Additional Exception”), then Purchaser may elect either to accept title to the Property subject to any or all of those Title Matters and Additional Exceptions (thereby waiving any and all objections and claims against Seller with respect thereto) or, as its sole and exclusive remedy therefor, to notify Seller, in writing, that Purchaser objects to any or all of those Title Matters and Additional Exceptions. In the event of any such objection, Seller shall have thirty (30) days from its receipt of Purchaser’s objection notice within which to cure the basis for that objection, and the Closing Date shall be extended to the extent necessary to afford Seller the full thirty-day period within which to accomplish that cure; provided, however, that Seller shall not have any such extended period of time to discharge or cure any Title Matters or Additional Exceptions that are removable by payment of a liquidated sum (all of which Seller shall cause to be paid and discharged at or before the originally-scheduled Closing, with the Purchase Price being applied toward that payment as and to the extent necessary to accomplish that result). If the basis for any such objection has not been cured by the end of that thirty-day period, then Purchaser may elect either to accept title to the Property subject to any such Title Matters and Additional Exceptions then remaining or to terminate this Agreement by written notice to Seller. If Purchaser exercises that termination right, then the Deposit will promptly be returned to Purchaser, following which the parties shall have no further obligation to each other except for Purchaser’s Surviving Obligations.

Seller covenants and agrees that from and after the Effective Date, Seller shall not create any liens, claims, charges, security interests, encumbrances, restrictions or title exceptions on or with respect to the Property, without the prior consent of Purchaser.

If a search of title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller or members or Seller, Seller will deliver to Purchaser and to the Title Company an affidavit showing that such judgments, bankruptcies or other returns are not against Seller or such members of Seller.

ARTICLE 5

INSPECTION PERIOD

Section 5.1. Access. During the Inspection Period, Purchaser, personally or through their respective authorized agents, contractors or other representatives, shall be entitled, upon the reasonable advance notice to Seller (which may be given orally, by telephone, email or otherwise), to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, engineering studies, soil tests, environmental studies, surveys and underwriting analyses, as Purchaser deems necessary or advisable. Further, during the Inspection Period, Seller agrees to make available to Purchaser, or to its respective duly authorized agents, contractors or other representatives, all applicable books and records relating to the Property and the operation and maintenance thereof. Such items may be examined at all reasonable times during normal business hours upon prior reasonable notice to Seller (which may be given orally, email, by telephone or otherwise). All such activities at the Property shall be conducted in such a manner so as not to unreasonably interfere with the occupancy of any tenant or its employees, licensees or invitees. Purchaser hereby agrees to indemnify and hold Seller (and Seller’s agents, advisors, partners, members, owners, officers and directors, as the case may be) harmless from any damages, liabilities or claims arising out of all such inspections and investigations. With respect to any environmental investigation of the Property, Purchaser agrees that its initial investigation shall be limited to a non-invasive preliminary site assessment, which does not involve in any event any disturbing of or damage to the Premises (“Purchaser's Environmental Investigation”). To the extent Purchaser in its reasonable discretion deems it necessary to perform invasive testing as a part of Purchaser’s Environmental Investigation, no such testing shall commence prior to Purchaser obtaining the prior written approval of Seller with respect to the scope of any invasive testing, which approval shall be provided or withheld in Seller’s sole discretion. Notwithstanding any other provision in this Agreement to the contrary, this indemnification shall survive the termination of or Closing under this Agreement.

At least one day prior to entry upon the Property by the Purchaser or any of Purchaser's agents or independent contractors for the purposes set forth in this Section 5.1 for any invasive or non-visual inspections, Purchaser shall deliver to Seller the following: (i) a schedule containing a list of all parties proposed to enter upon the Premises and summary of the purpose and work to be performed on the Premises; and (ii) satisfactory evidence of general liability insurance for each such party. As to the insurance referenced above, the Purchaser agrees to maintain and/or to require Purchaser's agents, independent contractors, and others to maintain general liability coverage. All insurance required by this Agreement shall be written by carriers authorized to do business in the Commonwealth of Massachusetts and certificates thereof shall be delivered to Seller at least one day prior to any entry on the Property by the Purchaser, its agents, or independent contractors. The Purchaser shall not cause or permit to be caused any damage to the Property. Purchaser shall keep the Property free and clear of any mechanic’s liens or materialmen’s liens caused by work performed by or on behalf of Purchaser in connection with Purchaser’s right of inspection. The Purchaser shall also obtain all title reports, legal opinions, and all other information from public sources that the Purchaser deems useful in connection with the purchase of the Property. Purchaser shall not have the right to file for any permits, licenses, or other approvals or to file or record any plans or surveys, without the prior written approval of Seller. In consideration of the right to enter upon the Property as set forth in this Section 5.1, the Purchaser hereby indemnifies and holds Seller and its affiliate companies harmless from any loss, cost, claim, cause of action or damage incurred by Seller due to Purchaser's violation of the terms of this Section or due to any act or omission of the Purchaser, Purchaser's agents, independent contractors, or any party acting in the name of, on behalf of, or at the request of the Purchaser. The foregoing indemnity by Purchaser shall survive the delivery of the deed, the Closing Date, or termination of this Agreement.

Section 5.2. Inspection Period. During the Inspection Period (as hereinafter defined) Purchaser, at its option, shall have opportunity to physically inspect the Property, review the economic data, underwrite the tenants, consult with the tenants, and review the Lease, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Purchaser pursuant to Section 5.4 below, and all records and other materials related thereto as Purchaser deems appropriate. Purchaser shall deliver to Seller either electronic copies of any and all environmental investigations performed hereunder, promptly after Purchaser’s receipt of same, and whether or not the Closing occurs. If between the Effective Date of this Agreement and 11:59 p.m. New Jersey time on the date which is seven (7) days after the Effective Date, time being of the essence (the "Inspection Period"), Purchaser, for any reason in Purchaser’s sole discretion, determines that it does not wish to purchase the Property, Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller before the Inspection Period expires, in which event, except for Purchaser’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder. Any such notice of the Purchaser that it has elected to terminate this Agreement pursuant to the provisions of this Section 5.2 shall be effective as set forth in Section 11.8. Should Purchaser choose to terminate this Agreement prior to the end of the Inspection Period, the Deposit in its entirety shall be refunded to Purchaser. “Hazardous Material” means (A) any “hazardous substance” (as defined in CERCLA or in any rules or regulations issued or promulgated in connection therewith), (B) any “hazardous waste” (as defined in RCRA or in any rules or regulations issued or promulgated in connection therewith), (C) any substance regulated by TSCA, (D) gasoline, diesel fuel and other petroleum hydrocarbons, (E) asbestos, (F) polychlorinated biphenyls, (G) radioactive materials, and (H) any other substance the presence of which in or on the Premises would require, under any Environmental Law, remediation, reporting to any governmental authority or instrumentality or investigation by any governmental authority or instrumentality.

Section 5.3. Termination of Property Contracts. Unless Purchaser expressly agrees otherwise, Seller shall terminate all Property Contracts that Seller has the right to terminate, at Seller’s expense, as of the Closing Date. Any Property Contracts that Seller has an obligation to continue following the Closing Date shall be assumed by Purchaser at closing. Before Closing, Purchaser shall notify Seller of any Property Contract that Purchaser wishes Seller to retain, and that Purchaser will assume same as of the Closing.

Section 5.4. Items to be Provided by Seller. Seller has as of the date hereof delivered to Purchaser, and Purchaser acknowledges receipt of complete copies of the following, all of which constitute the only items deliverable by Seller to Purchaser hereunder:

(a)	The most recent survey;

(b)	Full and complete copies of the Lease and Guaranties and any addenda thereto affecting any portion of the Property, and copies of and documentation evidencing any Lease Security in a form other than cash;

(c)	Copies of all contracts, licenses or agreements of management, maintenance, service, or rental outstanding which affect any portion of the Property or its operation, and

(d)	The most recent version of the Tenant’s general form of estoppel certificate in the Seller’s possession. Seller shall not be obligated to obtain an estoppel prior to closing.

(e)	Copy of Seller’s Owner’s Title Policy (if available).

Purchaser acknowledges and agrees that all materials, data and information, including the above items delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that except for completeness any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) Purchaser shall not have any right to rely on any reports delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Premises and any reports commissioned by Purchaser with respect thereto, and (b) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have liability to Purchaser for any inaccuracy in or omission from any such reports.

Section 5.5 Disclaimer. It is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Premises, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than Seller's limited warranty of title to be set forth in the Deed), zoning, tax consequences, latent or patent physical or environmental conditions, valuation, governmental approvals, or the compliance of the Premises with governmental laws. Purchaser acknowledges and agrees that upon closing Seller shall sell and convey to Purchaser and Purchaser shall accept the Premises "as is, where is, with all faults". Purchaser represents to Seller that Purchaser has conducted, or will conduct prior to closing, such investigations of the Premises, including but not limited to, the physical and environmental conditions thereof, as Purchaser deems necessary to satisfy itself as to the condition of the Premises and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Premises, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser's investigations, and Purchaser, upon Closing be deemed to have waived, relinquished and released Seller (and Seller's officers, directors, shareholders, employees and agents; collectively the “Seller Parties”) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller and/or the Seller Parties at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters regarding the Premises. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Premises has been adjusted to take into account that the Premises is being sold subject to the provisions of this Section 5.5. Seller and Purchaser agree that the provisions of this Section 5.5 shall survive Closing.

ARTICLE 6

CONDITIONS PRECEDENT, CASUALTY DAMAGE OR CONDEMNATION

Section 6.1. Conditions Precedent Favoring Purchaser. In addition to any other conditions precedent in favor of Purchaser as may be expressly set forth elsewhere in this Agreement, Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller.

(a)	Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing,

(b)	On the Closing Date, all of the representations and warranties of Seller set forth in Section 7 hereof shall be true, accurate and complete;

Section 6.2. Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.

(a)	Purchaser performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing, and

(b)	On the Closing Date, all of the representations of Purchaser set forth in this Agreement shall be true, accurate and complete.

Section 6.3. Risk of Loss. Risk of loss to the Property shall be borne by Seller until title has been conveyed to Purchaser. In the event that all or any part of the Real Property is condemned, destroyed or materially damaged between the Effective Date of this Agreement and the date title is conveyed to Purchaser, Purchaser shall have the option of demanding and receiving back the entire Deposit and being released from all obligations hereunder, or alternatively, taking such Real Property as Seller can deliver together with an assignment by Seller of its rights to any insurance or condemnation proceeds, plus the amount of Seller’s deductible under its insurance policy. Upon Purchaser's physical inspection and approval of the Property, Seller shall maintain the non-leased areas of the Property and, to the extent required under the Lease, the leased areas of the Property, through close of escrow in the same condition and repair as approved, and shall be responsible for maintenance of same.

Section 6.4. Leasing & Other Activities Prior to Closing.

(a)	Seller shall not, commencing on the date of execution of this Agreement, enter into any new leases or modifications, renewals, extensions or terminations of the Lease (except any renewal or extension required as of right by the Tenant under any Lease), or consent to any sublease under or assignment of any Lease, in each case, without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed. Seller represents that no leasing commissions will be due or are currently owing with respect to any lease or with respect to any lease renewals or extensions that can be entered into as of right by any Tenant.

(b)	Seller shall not, commencing on the date of execution of this Agreement, enter into any new service contracts for the Property or modifications, renewals, extensions or terminations of any existing service contracts that would materially affect the Property after Closing, without the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)	At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured. Seller represents that the Property is currently insured for at least its replacement value.

(d)	At all times prior to Closing, Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.1. Seller’s Representations. Except as set forth in the Reports (as defined below) or as otherwise disclosed in writing to Purchaser, Seller warrants and represents, to the best of Seller’s knowledge, to Purchaser as follows:

(a)	There are no actions, suits or proceedings pending, or, to the knowledge of Seller, threatened, against or affecting Seller, which, if determined adversely to Seller, would adversely affect the Property or Seller’s ability to perform its obligations hereunder.

(b)	Seller is a validly existing limited liability company under the laws of the State of New Jersey and has all requisite power and authority to enter into and perform its obligations under this Agreement and all documents required to be executed and delivered by Seller pursuant to this Agreement. Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (A) Seller’s company governance and operating documents, (B) any law or any order, writ, injunction or decree of any court or governmental authority, or (C) any agreement or instrument to which Seller is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(c)	There is no pending condemnation proceeding relating to the Property, and Seller has received no written notice from any governmental agency or official to the effect that any such proceeding is contemplated.

(d)	Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code Section 1445.

(e)	There is no litigation or administrative proceeding pending with respect to any portion of the Property, and Seller has received no written notice that any litigation with respect to any portion of the Property is threatened. No tax appeal, tax protest or similar proceeding is pending with respect to the Property.

(f)	The Property is not subject to any leases other than the Lease. Seller is not in default of the Lease, prepaid rents will be credited to Purchaser, the Lease is in full force and effect, and the Tenant has no option or right of first refusal to purchase the Property or any option of it. The Tenant is not in default of payment of rent, nor are there any lawsuits pending with the Tenant. Seller has not received any written notice from (or delivered any written notice to) any governmental authority regarding any violation of any law applicable to the Property that could materially and adversely affect the Property;

(g)	Seller is not a person or entity described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), or whose name appears on the Untied States Treasury Department’s Office of Foreign Assets Control most current list of “Specifically Designated National and Blocked Persons”, and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

(h)	There are no unpaid leasing commissions, broker’s commissions, finder’s fees or similar compensation which are due or payable before or after closing with respect to the Lease.

(i)	With respect to the Lease: (i) the Lease forwarded to Purchaser is a true, correct and complete copy of the Lease; (ii) the Lease is in full force and effect and there is, to the best of Landlord’s knowledge, no default or dispute thereunder; (iii) no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the Lease; (iv) Seller has not entered into any modification, amendment, termination or surrender of the Lease (other than the modifications described in the definition of "Lease" herein; (v) Seller has no outstanding obligation to provide Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements; and (vi) Seller has not granted any occupancy rights, leases or tenancies affecting the Property other than the Lease;

Section 7.2. Purchaser’s Representations. Purchaser makes the following representations and warranties to Seller:

(a)	Purchaser is a corporation, duly organized and validly existing under the laws of the State of New Jersey and having all power and authority necessary to enter into this Agreement and to perform its obligations hereunder.

(b)	No authorization, consent, approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of his obligations hereunder.

(c)	Purchaser is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code Section 1445.

(d)	Purchaser is not a person or entity described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), or whose name appears on the Untied States Treasury Department’s Office of Foreign Assets Control most current list of “Specifically Designated National and Blocked Persons”, and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

ARTICLE 8

CLOSING

Section 8.1. Closing Date.

(a)	The Closing hereunder shall take place on or before December 15, 2022, or such earlier time after the execution of the Agreement as Purchaser may designate upon not less than two (2) business days prior written notice to Seller, as applicable (the "Closing Date") in escrow through the Title Company. Time shall be of the essence with respect to the Closing Date.

Section 8.2. Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller’s sole expense, each of the following items:

(a)	A Massachusetts form quit claim deed (the “Deed”) conveying to Purchaser fee simple title to the Real Property, duly executed and acknowledged by Seller, in the form attached hereto as Exhibit “B”, free and clear of all mortgages and all other encumbrances and subject only to the Permitted Exceptions.

(b)	A bill of sale, general assignment and assignment and assumption of lease (the "Bill of Sale and Blanket Assignment") in the form that is acceptable to Seller and Purchaser and containing similar content as the form attached hereto as Exhibit “C” which shall transfer, convey, sell, assign and set over to Purchaser all of Seller’s right, title and interest in and to the Personal Property, Lease, Guaranties, Lease Security, Tenant Deposits, Intangible Property and Miscellaneous Property.

(c)	Payment of one half of any conveyance taxes imposed on the sale of the Property by the Commonwealth of Massachusetts or Town of Easthampton.

(d)	A copy of the Lease and each Guaranty (with all amendments and modifications thereto), together with the Lease Security (if any).

(e)	A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code.

(f)	Such evidence or documents as may be reasonably required by the Title Company relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; and (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

(g)	a copy (or original if available) of each Property Contract assumed by Purchaser and all other documents in the possession or control of Seller relating to the Property including all permits, licenses, approvals, plans, specifications, guaranties and warranties.

(h)	A duly executed closing statement prepared by Seller and approved by Purchaser reflecting the adjustments and prorations required by this Agreement (the "Closing Statement").

(i)	Seller shall deliver to Purchaser such evidence or documents as may reasonably be required by Purchaser evidencing the power and authority of the Seller and its respective members or principals and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

(j)	Seller shall deliver to Purchaser such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

(k)	Letter to Tenant directing the payment of rent in a form to be supplied by Purchaser; and

(l)	All warranties (if any) for the Property.

Section 8.3. Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following items:

(a)	Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit), as adjusted in accordance with this Agreement.

(b)	Duly executed and acknowledged originals of the Bill of Sale and Blanket Assignment and the Closing Statement.

(c)	Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property.

Section 8.4. Costs and Prorations.

(a)	Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, loan assumption/assignment fees (ii) all title insurance premiums, title examination costs and escrow charges (except as provided below), and (iii) all survey costs. All transfer taxes and documentary stamp charges and all other customary purchase and sale closing costs shall be paid equally by Seller and Purchaser. Any fees charged by the Title Company for its services as escrow agent shall be shared equally by Purchaser and Seller.

(b)	Prorations. The following shall be prorated between Seller and Purchaser as of the Closing Date in accordance with local custom where applicable:

(i)	All real estate taxes and general or special assessments on the Property are paid directly by Tenant, and accordingly no proration shall be made between Purchaser and Seller for same. All insurance for the Property is paid directly by Tenant, and accordingly no proration shall be made between Purchaser and Seller for same. Interest on the loan to be assumed shall be prorated as of the date of Closing.

(ii)	All fixed and additional rentals under the Lease and other Tenant charges (including monthly deposits for or payments for CAM, and any other operating expenses) (“Rent”). Seller shall deliver or provide a credit in an amount equal to all prepaid rents for periods from and after the Closing Date, with the Closing Date being a day of income and expense to Purchaser.

(iii)	A. All common area maintenance charges incurred in connection with the operation of the Property accruing with respect to or relating to the period through and including the day before the Closing Date shall be the responsibility of and shall be paid by Seller. All such common area maintenance charges in connection with the Property accruing with respect to or relating to the period commencing on the Closing Date and thereafter shall be the responsibility of and paid by Purchaser.

B.	Not later than sixty (60) days after Closing, Seller and Purchaser shall review the 2022 to date contributions for common area maintenance charges and similar reimbursements (“Tenant Charges”) made by Tenant under the Lease to Seller as of the Closing Date and compare the amount of such Tenant’s contributions for Tenant Charges actually received by Seller to the Tenant’s actual share of such Tenant Charges through the Closing Date based on the actual costs incurred by Seller for common area maintenance charges and similar reimbursements through the Closing Date. As a result of such comparison, any overpayment or underpayment of reimbursables by Tenant shall be pro-rated as of the Closing Date, with the Seller promptly making payment to the Tenant to reimburse Tenant for any overpayment by the Tenant, and with the Purchaser promptly reimbursing the Seller for any underpayment by the Tenant.

(iv)	to the extent assumed by Purchaser, Seller shall be credited for prepaid sums under any Property Contracts assumed by Purchaser and Purchaser shall be credited for any unpaid amounts due or accrued thereunder as of Closing; and

All prorations and closing payments shall be made on the basis of the Closing Statement approved by Purchaser and Seller. Except as otherwise stated, in the event any of the prorations or apportionments made under this Section 8.4 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. The provisions of this Section 8.4 shall survive the Closing for a period of one (1) year.

Section 8.5. Possession. Possession of the Property shall be delivered to Purchaser by Seller at the Closing, subject only to the rights of Tenant under the Lease, rights arising under any Property Contracts not terminated by Purchaser pursuant to Section 5.3 above, and rights arising under any of the Permitted Exceptions. Seller and Purchaser covenant and agree to execute, at Closing, a written notice of the acquisition of the Property by Purchaser, in sufficient copies for transmittal to the Tenant and to the vendor, supplier or other contractor under each assumed Property Contract, properly addressed to all such persons. Such notice shall be prepared by Purchaser, at Purchaser’s cost and expense, and approved by Seller, shall notify all such persons of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Purchaser or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Purchaser agrees to transmit or otherwise deliver such letters to such persons promptly after the Closing.

ARTICLE 9

REAL ESTATE COMMISSION

Purchaser and Seller agree that there is no broker, finder or intermediary with whom they have dealt in connection with this transaction and agree to indemnify each other against all claims for fees, commissions or other compensation claimed to be due to any broker, finder or intermediary with whom the indemnifying party may have dealt in connection with this transaction.

ARTICLE 10

Intentionally Omitted

ARTICLE 11

MISCELLANEOUS

Section 11.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

Section 11.2. 1031 Exchange. Purchaser agrees to cooperate should Seller elect to sell the Property as part of a tax-deferred exchange under IRC Section 1031. Seller's contemplated exchange shall not impose upon Purchaser any additional liability or financial obligation, Purchaser shall not be required to take title to any property to be acquired by Seller in any such exchange, and Seller agrees to hold Purchaser harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Seller's ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

Purchaser and Seller acknowledge that Purchaser may be acquiring the Property as part of a tax-deferred exchange under IRC Section 1031. Upon Purchaser’s request, Seller shall sign such Notice of Assignment and such other reasonable and customary documents as may be required by Purchaser’s qualified intermediary in connection with such exchange. Purchaser and Seller agree to cooperate in effecting such exchange; provided, however, that the Purchaser shall be responsible for all additional costs associated with such exchange, and provided further, that the Seller shall not assume any additional liability with respect to such tax-deferred exchange.

Section 11.3. Binding On Successors and Assigns. Subject to Section 11.4, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.4. Assignment by Purchaser. Purchaser shall have the right to assign this Agreement only to an entity in which Purchaser has a direct or indirect interest, and no consent on the part of Seller shall be required for such assignment provided the named Purchaser remains liable under this Agreement, and provided Purchaser promptly provides a copy of any such assignment to the Seller after execution thereof, and in any event at least 5 days prior to the Closing date. Purchaser may not otherwise assign this Agreement without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.

Section 11.5. Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

Section 11.6. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of New Jersey without regard to the principles of conflicts of law. Any dispute under this Agreement must be brought in Bergen County, New Jersey.

Section 11.7. Counterparts. The parties hereby agree and acknowledge that this Agreement may be signed in multiple counterpart by facsimile or transmitted electronically using portable document format (“PDF”) or other forms of electronic signature, and interchangeably executed and such execution shall be valid and binding as against the parties and all counterparts when so executed shall together constitute the final Agreement as if one document had been signed by all parties. The Parties may rely upon facsimile or electronic signatures as if they were originals.

Section 11.8. Notices. Except as expressly provided in this Agreement, all notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) by facsimile with written confirmation of receipt from sending facsimile machine, or (iv) delivered in person. All notices shall be deemed to have been given on the date when deposited with the US Mail or with any other nationally known overnight delivery service, on the date when a facsimile is sent or on the date of personal delivery. All notices shall be addressed to the parties at the addresses below:

To Seller:	c/o SPC Associates LLC
195 North Stret
Suite 100
Teterboro, NJ 07608

with a copy to:	Frank Ciambrone
242 Oradell Avenue
2nd Floor
Paramus, NJ 07652
Email: Frank@ciambronelaw.com

To Purchaser:	Weny Pat LLC.
195 North Stret
Suite 100
Teterboro, NJ 07608
Attention: Scott Perkins

with a copy to:	Edward Butler, Esq.
McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, NJ 07102

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.8. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

Section 11.9. Attorneys’ Fees. In any litigation, arbitration or other legal proceeding that may arise between any of the parties hereto, including any real estate broker, the prevailing party shall be entitled to recover its costs, including costs of arbitration, and reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

Section 11.10. IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that Seller’s attorneys shall act as "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e).

Section 11.11. Time Periods. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day (as hereinafter defined), the time for performance shall be extended to the next Business Day.

Section 11.12. Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by both Seller and Purchaser.

Section 11.13. Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Title Company, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

Section 11.14. Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as "herein", "hereinafter", "hereof’ and "hereunder" when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word "including" shall not be restrictive and shall be interpreted as if followed by the words "without limitation".

Section 11.15. Business Day. As used herein, the term "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday in the State of New Jersey.

Section 11.16. Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

Section 11.17. Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful. void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

Section 11.18. No Recording. Purchaser agrees not to record this Agreement on the Land Records anywhere. Any violation of this Agreement not to record shall give Seller the right to immediately declare this Agreement null and void and of no further force and effect, Purchaser acknowledges Seller has a substantial reason not to record this Agreement. In the event of any violation of this Agreement not to record, Seller shall have the further right to execute and record a notice of termination of this Agreement, and Purchaser hereby appoints Seller its duly authorized attorney-in-fact to do so with full power of substitution, and Seller shall have the further right to keep all deposits and extension payments made hereunder as damages for such violation without further right of Purchaser thereto.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

CPI EAST HAMPTON I, LLC
By: SPC Associates, LLC, Manager

By:
Name:
Title:

CPI EAST HAMPTON II, LLC
By: SPC Associates, LLC, Manager

By:
Name:
Title:

CPI EAST HAMPTON III, LLC

By:
Name: Jesse Prince
Title: Manager

PURCHASER:
WENY PAT LLC

By:
SCOTT PERKINS
Duly Authorized Signatory

SCHEDULE OF EXHIBITS

EXHIBIT A	LEGAL DESCRIPTION

EXHIBIT B	FORM OF QUIT CLAIM DEED

EXHIBIT D	BILL OF SALE AND BLANKET ASSIGNMENT

EXHIBIT “A”

LEGAL DESCRIPTION

A certain piece or parcel of land situated on the Northwesterly side of Northampton Street – Route 10, Easthampton, Hampshire County, Massachusetts, designated as “1.541 Acres, more or less” on a certain plan entitled “Plan of Land in Easthampton, Massachusetts, prepared for Bernard P. Gawle and Julia A. Gawle” dated June 26, 1995, prepared by E. B. Holmberg & Associates, Land Surveyors, 37 Damon Pond Road, Chesterfield, Massachusetts, and recorded in the Hampshire County Registry of Deeds, in Plan Book 180, Page 84. Said piece or parcel of land being bounded and described as follows:

Beginning at an unmonumented point in the said Northwesterly side of Northampton Street – Route 10, said point being the Northeasterly corner of the premises to be conveyed and the Southeasterly corner of land now or formerly of F. L. Roberts and Company; thence running S. 45° 12’ 35” W. along said Northwesterly side of Northampton Street – Route 10 for a distance of Two Hundred Forty Four and seventeen one-hundredths (244.17) feet to an iron pipe to be set; thence turning and running N. 44° 47’ 25” W. for a distance of Two Hundred Seventy Five and no one-hundredths (275.00) feet to an iron pipe to be set; thence turning and running N. 45° 12’ 35” E. for a distance of Two Hundred Forty Four and Seventeen one-hundredths (244.17) feet to an iron pipe to be set, the last two (2) courses and distances being along remaining land of Bernard P. Gawle and Julia A. Gawle; thence turning and running S. 44° 47’ 25” E. along land now or formerly of F. L. Roberts and Company, Inc. for a distance of Two Hundred Seventy Two and eleven one hundredths (272.11) feet to a point; thence continuing along the same course and land now or formerly of F.L. Roberts and Company for a distance of Two and eighty nine one-hundredths (2.89) feet to the point or place of beginning, containing 1.541 acres of land, more or less.

EXHIBIT “B”

FORM OF QUIT CLAIM DEED

Prepared by and After

Recordation Return To:

__________________________

__________________________

__________________________

QUIT CLAIM DEED

To All People to Whom These Presents Shall Come, Greetings:

Know Ye, that __________________________________ limited liability company (“Grantor”) for the consideration of One ($1.00) Dollar and other good and valuable consideration received to its full satisfaction of _______________________________________(“Grantee”) does give, grant, bargain sell and unto the said Grantee, its successors and assigns forever, with QUIT CLAIM COVENANTS, that certain piece or parcel of land known as 118 Northampton Street, Easthampton, Massachusetts, together with the buildings and improvements thereon, more particularly described on Schedule A attached hereto and made a part hereof.

The aforesaid property is conveyed together with and subject to all of the rights, easements, restrictions, reservations, covenants and encumbrances and other matters of record, insofar as the same are in force and effect and applicable, and is subject to real estate taxes for the current fiscal year not yet due and payable.

For reference to Grantor’s title see [insert vesting deed information from title search]

IN WITNESS WHEREOF, the Grantor has caused this instrument to be duly executed under seal as of the day and year first above written.

_________________________ LLC

By

Its Manager
Duly Authorized

STATE OF )

) ss.                                ___, 2020

COUNTY OF )

Personally appeared ___________________________________ a ___________________ limited liability company and acknowledged the same to be his free act and deed, and the free act and deed of said company, before me.

Notary Public
My Commission Expires:

Schedule A

Legal Description

EXHIBIT “C”

FORM OF BILL OF SALE AND BLANKET ASSIGNMENT

BILL OF SALE AND BLANKET ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS THAT ("Grantor"), for and in consideration of the sum of One and No/100 Dollars ($1.00) and other good and valuable consideration to Grantor in hand paid by ("Grantee"), has granted, sold, assigned, transferred, conveyed, and delivered and does by these presents grant, sell, assign, transfer, convey, and deliver unto the said Grantee, all the following described properties, rights, and interests arising or used in connection with that certain real property described in Exhibit A attached hereto and incorporated herein by reference and commonly known as 118 Northampton Street, Easthampton, Massachusetts (the "Real Property"):

(a)       All furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, owned by Grantor and installed, located or situated on and used in connection with the operation of the Real Property or Improvements (the "Personal Property"), including, without limitation, the Personal Property listed on Exhibit B attached hereto and incorporated herein by reference.

(b)       All of Grantor’s rights in that Lease dated June 19, 1995, between Berkshire East Hampton, LP as Landlord and East Hampton CVS, Inc. as Tenant, as amended by First Amendment to Lease dated February 19, 1996, as further amended by Amendment to Lease dated June 26, 1997, as further amended by Amendment to Lease dated September 10, 1997 (the "Lease").

(c)       All of Grantor’s right, title and interest in all intangible assets of any nature relating to the Real Property, the Improvements or the Personal Property, including, without limitation, all of Grantor’s right, title, and interest in all (i) warranties and guaranties relating to the Improvements or Personal Property in the possession of Grantor including, without limitation the warranties and guaranties listed on Exhibit C attached hereto and incorporated herein by reference, (ii) all use, occupancy, building and operating licenses, permits and approvals, and (iii), all plans and specifications related to the Real Property, in each case to the extent that Grantor may legally transfer the same (the "Intangible Property").

(d)       All of Grantor’s rights in the service contracts affecting the Real Property or Improvements which are listed on Exhibit D attached hereto and incorporated herein by reference (the "Property Contracts").

(e)       All rights, which Grantor may have, if any, in and to any tenant data, telephone numbers and listings, all good will, if any, and any and all other rights, privileges and appurtenances owned by Grantor and related to or used in connection with the existing business operation of the Property.

TO HAVE AND TO HOLD the assets hereby sold, transferred and assigned unto Grantee, its successors and assigns forever and Grantor binds itself and its successors and assigns to forever WARRANT AND DEFEND the assets hereby sold unto Grantee, its successors and assigns, forever against every person whomsoever lawfully claiming or to claim such herein described assets or any part thereof by, through or under Grantor but not otherwise.

It is understood and agreed that, by its execution hereof, Grantee hereby assumes and agrees to perform all of the terms, covenants and conditions of the Lease, on the part of the lessor therein which shall arise and accrue and relate to the period from and after the date hereof and to indemnify, defend, save and hold harmless Grantor from any and all liability, claims or causes of action, loss, cost, or expense (including reasonable attorneys’ fees) arising out of or relating to Grantee’s failure to perform any of the obligations of Grantor arising under the Lease which shall arise and accrue and relate to the period from and after the date hereof, or the claims of Tenant’s prepaid rents, future rent concessions or rebates which are transferred to Grantee by Grantor pursuant to this Bill of Sale and Blanket Assignment.

It is understood and agreed that, by its execution hereof, Grantee hereby assumes and agrees to perform all of the terms, covenants and conditions contained in all Property Contracts, documents concerning Intangible Property and such other documents and instruments assigned hereunder which shall arise and accrue and relate to the period from and after the date hereof, to discharge any and all such obligations of Grantor under the Property Contracts, Intangible Property, documents and instruments promptly and to indemnify, defend, save and hold harmless Grantor from any and all liability, claims, causes of action, or expense (including reasonable attorneys’ fees) existing in favor of or asserted or claimed by other parties to said documents or instruments, arising out of or relating to Grantee’s failure to perform any of the obligations of Grantor under the Property Contracts, Intangible Property and such other documents and instruments herein assigned which shall arise and accrue and relate to the period from and after the date hereof.

It is understood and agreed that, by its execution hereof, Grantor hereby agrees to indemnify, defend, save and hold harmless Grantee from any and all liability, claims or causes of action, loss, cost or expense (including reasonable attorneys’ fees) arising out of or relating to Grantor’s failure to perform any of the obligations of Grantor under the Lease prior to the date hereof. Grantor hereby further agrees to indemnify, defend, save and hold harmless Grantee from any and all liability, claims, causes of action, or expense (including reasonable attorneys’ fees) existing in favor of or asserted or claimed by other parties to any Property Contracts, Intangible Property or other documents or instruments assigned hereunder, arising out of or relating to Grantor’s failure to perform any of the obligations of Grantor under the Property Contracts, Intangible Property and such other documents and instruments herein assigned prior to the date hereof.

IN WITNESS WHEREOF, Grantor has caused this Bill of Sale and Blanket Assignment to be executed effective as of the _____ day of , 2020.

GRANTOR:

By:
Duly Authorized

GRANTEE:

By
Print Name:
Its
Duly Authorized

Exhibit A	Legal Description

Exhibit B	Personal Property Inventory (None)

Exhibit C	Warranties and Guaranties (None)

Exhibit D	Property Contracts (None)